Exhibit 99.1
Freddie Mac Reports Both Net Income and
Comprehensive Income of $4.7 Billion for Third Quarter 2017
The Company is Effectively Delivering on Its Mission and Transforming Its Business; Having Returned over $110 Billion to Taxpayers

Third Quarter 2017 Financial Results
• Comprehensive income of $4.7 billion, driven by a $2.9 billion (after-tax) benefit from a non-agency	Comprehensive Income 3Q 2017 = $4.7B
mortgage-related securities litigation settlement and continued strong underlying business fundamentals.
• Excluding the settlement, comprehensive income would have been approximately $1.8 billion which included:
o Market-related impacts of $0.9 billion (pre-tax); $0.6 billion (after-tax) primarily driven by a $0.4 billion
benefit from spread tightening and a $0.2 billion benefit from single-family legacy asset dispositions.	Total Guarantee Portfolio Up 5% from 3Q16
Interest rate impacts continued to be minimal after the company's adoption of hedge accounting.
o $0.9 billion (pre-tax), or $0.6 billion (after-tax), in provision for credit losses attributable to recent hurricane activity.
o GAAP guarantee fee income of $0.2 billion, which increased from the prior year due to continued
growth in the multifamily guarantee portfolio; Adjusted guarantee fee income(1) of $1.8 billion	Available PSPA Funding 3Q 2017 = $140.5B
decreased slightly from the prior year due to lower amortization income from upfront fees driven by lower prepayments, which was partially offset by continued growth in the guarantee portfolios.
o GAAP net interest income of $3.5 billion; Adjusted net interest income(1) of $1.1 billion - both down slightly from the prior year, reflecting the mandated decline in the mortgage-related investments portfolio.

Third Quarter 2017 Business Highlights

   Continued Solid Business Environment and Growing Guarantee Businesses
•    Total guarantee portfolio grew 5 percent from prior year to $1,984 billion at September 30, 2017.
•    Total investments portfolio declined 15 percent from prior year to $349 billion at September 30, 2017.
o    Total mortgage-related investments portfolio declined 13 percent from prior year to $267 billion at September 30, 2017.

Delivering on Our Mission
•    Provided approximately $299 billion in liquidity to the mortgage market during the first nine months of 2017 – funded nearly 1.1 million single-family homes and 530 thousand multifamily rental units.
•    Provided disaster relief to homeowners affected by recent hurricane activity.

“We clearly had a strong quarter - even excluding the large legal settlement, Freddie Mac made a profit of $1.8 billion. This reflects the growing strength of our business model as well as an improving quality of execution. And we’re doing this while increasingly protecting taxpayers through credit risk transfer, transacting greater volumes with more offerings than ever before - we recently reached a milestone of $1 trillion of mortgages with significant credit risk transferred.
“This performance is evidence of good progress toward our goal to be one of the best-run financial institutions in the country, while successfully delivering on our public policy mission. We call this our transformation to “A Better Freddie Mac.” We’re better at managing our risks, better at disposing of legacy assets, and getting better all the time at serving our customers - helping them meet the nation’s critical need for housing, especially for lower-income families and first-time homebuyers.
“We’re proud of this transformation, and we’re committed to getting even better.”
Donald H. Layton
Chief Executive Officer

  Providing Liquidity while Transforming U.S. Housing Finance
•    Guarantee portfolio grew 4 percent from prior year to $1,800 billion at September 30, 2017.
•    Core loan portfolio (after 2008) was 77 percent of the total guarantee portfolio; up 6 percentage points from a year ago.
•    Total purchase volume of $87 billion decreased 25 percent from a year ago, as refinancing volumes declined.
•    Serious delinquency rate of 0.86 percent, down 16 basis points from a year ago; up 1 basis point from the prior quarter due in part to recent hurricane activity.
•    Transferred a portion of credit losses on nearly $176 billion of loans during the first nine months of 2017; have now transferred a portion of the credit risk on nearly 32 percent of the total outstanding single-family credit guarantee portfolio; up from 26 percent a year ago.

Leading the Multifamily Finance Industry
•    Guarantee portfolio grew 23 percent from prior year to $184 billion at September 30, 2017.
•    Record purchase volume of $19 billion increased 56 percent from a year ago due to continued strong market demand. Outstanding loan purchase commitments of $22 billion were up more than $7 billion over the prior year.
•    Delinquency rate continues near zero at 0.02 percent and has remained below 0.05 percent since early 2014.
•    Transferred a large majority of the credit risk on nearly $16 billion of loans in the third quarter of 2017 and more than $216 billion of loans since the inception of the K and SB Certificate programs in 2009 and 2015, respectively.

(1)See Non-GAAP Financial Measure Highlights on pages 4-6 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $4.7 billion for the third quarter of 2017, compared to net income of $1.7 billion for the second quarter of 2017. The company also reported comprehensive income of $4.7 billion for the third quarter of 2017, compared to comprehensive income of $2.0 billion for the second quarter of 2017.
Summary Consolidated Statements of Comprehensive Income

($ Millions)		3Q 2017	2Q 2017	Change	3Q 2016	Change
1	Net interest income	$3,489	$3,379	$110	$3,646	$(157)
2	Benefit (provision) for credit losses	(716)	422	(1,138)	(113)	(603)
3	Derivative gains (losses)	(678)	(1,096)	418	(36)	(642)
4	Other non-interest income (loss) (1)	6,152	802	5,350	813	5,339
5	Non-interest income	5,474	(294)	5,768	777	4,697
6	Administrative expense	(524)	(513)	(11)	(498)	(26)
7	Other non-interest expense	(533)	(493)	(40)	(487)	(46)
8	Non-interest expense	(1,057)	(1,006)	(51)	(985)	(72)
9	Pre-tax income	7,190	2,501	4,689	3,325	3,865
10	Income tax expense	(2,519)	(837)	(1,682)	(996)	(1,523)
11	Net income	$4,671	$1,664	$3,007	$2,329	$2,342
12	Total other comprehensive income (loss)	(21)	322	(343)	(19)	(2)
13	Comprehensive income	$4,650	$1,986	$2,664	$2,310	$2,340
	Memo Item
14	Guarantee fee income(1)	$169	$158	$11	$133	$36

(1)
Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Financial Results Discussion
Freddie Mac’s third quarter 2017 net income of $4.7 billion and comprehensive income of $4.7 billion increased $3.0 billion and $2.7 billion, respectively, from the second quarter of 2017. Net income and comprehensive income both increased $2.3 billion from the prior year.
The company’s earnings increased primarily due to a $2.9 billion (after-tax) litigation settlement related to non-agency mortgage-related securities and the benefit from market-related impacts of $0.6 billion (after-tax) primarily driven by a $0.4 billion benefit from credit spread tightening and a $0.2 billion benefit due to market gains from single-family legacy asset dispositions, partially offset by $0.6 billion (after-tax) in provision for credit losses attributable to recent hurricane activity. Interest rate impacts continued to be minimal after the company's adoption of hedge accounting.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Selected Financial Measures

•
Net interest income was $3.5 billion for the third quarter of 2017, an increase of $0.1 billion, or 3 percent, from the second quarter of 2017 and a decrease of nearly $0.2 billion, or 4 percent, from the prior year.

▪
The increase in net interest income from the prior quarter primarily reflected higher amortization income of single-family upfront fees partially offset by a 6 percent decline in the balance of the mortgage-related investments portfolio.

▪	The decrease in net interest income from the prior year primarily reflected a 13 percent decline in the balance of the mortgage-related investments portfolio.

(1)
Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

•
Guarantee fee income, primarily from the company’s multifamily business, was $169 million for the third quarter of 2017, increasing $11 million, or 7 percent, from the second quarter of 2017 and $36 million, or 27 percent, from the prior year.

▪	The increases in guarantee fee income primarily reflected higher average multifamily guarantee portfolio balances.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

•
Provision for credit losses was $716 million for the third quarter of 2017, a shift from a benefit for credit losses of $422 million for the second quarter of 2017 and an increase to provision for credit losses of $603 million from the prior year.

▪	The increase in provision for credit losses from the prior quarter and the prior year primarily reflected the company's estimate of losses related to Hurricanes Harvey, Irma and Maria.
Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews certain financial measures on an “adjusted”, or non-GAAP, basis. The adjusted, or non-GAAP, financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP condensed consolidated statements of comprehensive income. Management believes the non-GAAP financial measures are useful because they more clearly explain the company’s sources of revenue. The company does not present adjusted measures for net income or comprehensive income.

•
The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.

▪	Adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.

▪
Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

The two graphs that follow show the company’s non-GAAP financial measures – adjusted net interest income and adjusted guarantee fee income.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.

(2)
During the first quarter of 2017, the company discontinued adjustments which reflected the reclassification of amortization of upfront cash paid and received upon acquisitions and issuances of swaptions and options from GAAP derivative gains (losses) to adjusted net interest income. Prior period results have been revised to conform to the current period presentation.

Note: Amounts may not add due to rounding.

•	Adjusted net interest income was $1.15 billion for the third quarter of 2017, a decrease of $21 million from the second quarter of 2017 and $42 million from the prior year.

▪
Adjusted net interest income has remained relatively stable over the last year, despite the expectation of a decline over the long-term, primarily due to higher net interest yield on both other investments and mortgage-related investments.

▪
The expectation of a decline in adjusted net interest income over the long-term is primarily a result of the company’s ongoing reduction of its mortgage-related investments portfolio in accordance with the requirements of the Purchase Agreement and FHFA.

•
The mortgage-related investments portfolio declined $17 billion from the prior quarter to $267 billion as of September 30, 2017. The company's mortgage-related investments portfolio cap is reduced 15 percent annually until it reaches $250 billion at the end of 2018.

▪
The company remains focused on reducing the balance of less liquid assets in this portfolio. The balance of less liquid assets was $99 billion as of September 30, 2017, a decline of $11 billion, or 10 percent, from June 30, 2017.

◦
Less liquid assets include single-family reperforming loans, single-family seriously delinquent loans, multifamily unsecuritized mortgage loans not in the securitization pipeline, and mortgage-related securities not guaranteed by a GSE or the U.S. government.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

•	Adjusted guarantee fee income was $1.75 billion for the third quarter of 2017, an increase of $83 million from the second quarter of 2017 and a decrease of $24 million from the prior year.

▪
The increase in adjusted guarantee fee income from the prior quarter primarily reflected higher amortization of single-family upfront fees driven by an increase in loan prepayments during the third quarter of 2017.

▪
The decrease in adjusted guarantee fee income from the prior year primarily reflected lower amortization of single-family upfront fees driven by a decrease in loan prepayments in the third quarter of 2017 as compared to the third quarter of 2016, partially offset by an increase in contractual guarantee fees.

◦
Adjusted guarantee fee income from contractual guarantee fees is expected to increase over the long-term as guarantee fees on new single-family business are generally higher than the fees received on older vintages that continue to run off.

◦	Changes in the rates of amortization of single-family upfront fees into income are driven by fluctuating levels of loan prepayments due to changes in interest rates.

▪	The total guarantee portfolio grew $26 billion, or 1 percent, from the prior quarter and $102 billion, or 5 percent, from the prior year to $1,984 billion as of September 30, 2017.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-family Guarantee, Multifamily and Capital Markets. The company presents Segment Earnings by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP condensed consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments. For more information about Segment Earnings, see Note 11 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and page 16 of this press release.
Single-family Guarantee Segment
Providing liquidity while transforming U.S. housing finance
Financial Results(1)

($ Millions)		3Q 2017	2Q 2017	Change	3Q 2016	Change
1	Guarantee fee income	$1,581	$1,506	$75	$1,641	$(60)
2	Benefit (provision) for credit losses	(826)	12	(838)	(297)	(529)
3	Administrative expense	(353)	(332)	(21)	(330)	(23)
4	Other	17	(17)	34	(364)	381
5	Income tax (expense) benefit	(164)	(391)	227	(153)	(11)
6	Segment earnings, net of taxes	255	778	(523)	497	(242)
7	Total other comprehensive income (loss), net of tax	—	—	—	(1)	1
8	Total comprehensive income	$255	$778	$(523)	$496	$(241)

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).

•	Single-family Guarantee segment earnings were $255 million for the third quarter of 2017, a decrease of $523 million from the second quarter of 2017 and $242 million from the prior year.

▪
The decrease in segment earnings from the prior quarter and the prior year primarily reflected increased provision for credit losses due to estimated losses related to Hurricanes Harvey, Irma and Maria.

Business Highlights

•	Core loan portfolio (after 2008), which excludes HARP and other relief refinance loans, continued to grow and was 77 percent of the single-family credit guarantee portfolio at September 30, 2017.

•
Average guarantee fees charged on new acquisitions were 42 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the third quarter of 2017, down from 44 basis points in the prior quarter.

▪
Average guarantee fees on the single-family credit guarantee portfolio were 35 basis points, an increase of 1 basis point from the prior quarter, primarily due to higher amortization of upfront fees driven by an increase in loan prepayments during the third quarter of 2017.

•	Transferred a portion of credit losses on approximately $176 billion in UPB of mortgage loans in the Core loan portfolio during the first nine months of 2017.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Multifamily Segment
Leading the Multifamily finance industry
Financial Results(1)

($ Millions)		3Q 2017	2Q 2017	Change	3Q 2016	Change
1	Net interest income	$342	$292	$50	$255	$87
2	Guarantee fee income	170	162	8	134	36
3	Gains (losses) on loans and other non-interest income	183	412	(229)	551	(368)
4	Derivative gains (losses)	22	(180)	202	205	(183)
5	Administrative expense	(98)	(95)	(3)	(89)	(9)
6	Other	(33)	(6)	(27)	(2)	(31)
7	Income tax (expense) benefit	(212)	(196)	(16)	(310)	98
8	Segment earnings, net of taxes	374	389	(15)	744	(370)
9	Total other comprehensive income (loss), net of tax	(4)	73	(77)	46	(50)
10	Total comprehensive income	$370	$462	$(92)	$790	$(420)

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

•
Multifamily segment comprehensive income was $370 million for the third quarter of 2017, a decrease of $92 million, or 20 percent, from the second quarter of 2017 and $420 million, or 53 percent, from the prior year.

▪	The decrease in comprehensive income from the prior quarter and the prior year was primarily driven by lower fair value gains in the third quarter of 2017.

•
Derivative gains (losses) for the Multifamily segment are largely offset by interest rate-related fair value changes on the loans and investment securities being economically hedged. As a result, there is minimal net impact on total comprehensive income for the Multifamily segment from interest rate-related derivatives.

Business Highlights

•
Record new purchase volume of $19.0 billion for the third quarter of 2017 increased 35 percent from the second quarter of 2017, while outstanding loan purchase commitments increased 14 percent to $21.6 billion, reflecting continued strong market demand.

▪
The capped multifamily new business activity for the third quarter of 2017 was $7.9 billion while uncapped new business activity was $11.1 billion. Capped multifamily new business activity was $21.1 billion for the first nine months of 2017.

◦	The 2017 FHFA Scorecard goal is to maintain the dollar volume of annual capped multifamily new business activity at or below a production cap of $36.5 billion.

•
Executed 14 K Certificate and 5 SB Certificate transactions that transferred a large majority of expected and stress credit losses associated with $15.7 billion in UPB of loans during the third quarter of 2017.

▪
In addition, Freddie Mac entered into certain other risk transfer transactions in which the company transferred a portion of the credit risk on $0.4 billion in UPB associated with multifamily loans and guarantees during the third quarter of 2017 and $3.7 billion in UPB life-to-date.

•	Provided financing for approximately 198 thousand rental units in the third quarter of 2017.

▪	83 percent of the eligible units financed were affordable to families earning at or below area median incomes.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Capital Markets Segment
Enhancing the liquidity of the company’s securities in the secondary mortgage market while reducing less liquid assets using economically sensible transactions
Financial Results(1)

($ Millions)		3Q 2017	2Q 2017	Change	3Q 2016	Change
1	Net interest income	$804	$875	$(71)	$933	$(129)
2	Derivative gains (losses)	(324)	(485)	161	212	(536)
3	Other non-interest income	5,781	444	5,337	555	5,226
4	Administrative expense	(73)	(86)	13	(79)	6
5	Other	(3)	(1)	(2)	—	(3)
6	Income tax (expense) benefit	(2,143)	(250)	(1,893)	(533)	(1,610)
7	Segment earnings, net of taxes	4,042	497	3,545	1,088	2,954
8	Total other comprehensive income (loss), net of tax	(17)	249	(266)	(64)	47
9	Total comprehensive income	$4,025	$746	$3,279	$1,024	$3,001

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Capital Markets segment comprehensive income was $4.0 billion for the third quarter of 2017, an increase of $3.3 billion from the second quarter of 2017 and $3.0 billion from the prior year.

▪
The increase in comprehensive income from the prior quarter and the prior year was primarily driven by a settlement of $2.9 billion (after-tax) related to non-agency mortgage-related securities litigation and spread gains on non-agency securities.

Business Highlights

•
Continued to responsibly reduce the balance of the company’s mortgage-related investments portfolio, with a focus on reducing the balance of less liquid assets. The Capital Markets segment less liquid assets were $64.3 billion at September 30, 2017, down $9.1 billion, or 12 percent, from June 30, 2017, due primarily to sales of $2.7 billion of reperforming loans and $5.0 billion of non-agency mortgage-related securities and ongoing portfolio liquidations.

•
The Capital Markets segment securitization pipeline assets, which represent performing single-family loans purchased for cash and held until securitized, were $13.3 billion at September 30, 2017, up $1.2 billion from June 30, 2017.

•	Continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪	Liquid assets held by the Capital Markets segment were $129.0 billion at September 30, 2017, or 62 percent of the portfolio.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing while also helping struggling homeowners avoid foreclosure.

During the third quarter of 2017, the company made disaster relief options available to borrowers with homes or places of employment in presidentially-declared major disaster areas, suspended all foreclosure sales through year-end and suspended all eviction activities, until further notice, for borrowers in eligible disaster areas.
Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 50 thousand single-family loan workouts in the nine months ended September 30, 2017.
Mortgage Funding – Freddie Mac provided approximately $299 billion in liquidity to the market in the nine months ended September 30, 2017, funding:

•	Nearly 1.1 million single-family homes, approximately 477 thousand of which were refinance loans; and

•	Approximately 530 thousand multifamily rental units.

(1) As of September 30, 2017.
Note: Amounts may not add due to rounding.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship, with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and to have adequate liquidity to conduct its normal business operations.

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.

(2)	As of September 30, 2017.
Note: Amounts may not add due to rounding.

•
Based on Freddie Mac's Net Worth Amount of $5.3 billion as of September 30, 2017 and the Capital Reserve Amount of $600 million in 2017, the company's dividend requirement to Treasury in December 2017 will be $4.7 billion. Upon the Conservator declaring and directing the company to pay a senior preferred stock dividend equal to the company's dividend requirement before December 31, 2017, Freddie Mac would pay a dividend of $4.7 billion by December 31, 2017.

▪	The applicable capital reserve amount is $600 million for 2017 and will be zero beginning on January 1, 2018.

▪	The declining capital reserve amount required under the terms of the Purchase Agreement increases the risk of Freddie Mac having a negative net worth and thus being required to draw from Treasury.

•
Through September 30, 2017, aggregate cash dividends paid to Treasury totaled $110.1 billion (which excludes the scheduled December 2017 dividend obligation of $4.7 billion), $38.8 billion more than cumulative cash draws of $71.3 billion received from Treasury.

•	The amount of funding available to Freddie Mac under the Purchase Agreement remains unchanged at $140.5 billion and will be reduced by any future draws.

•	Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of September 30, 2017.

▪
The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement, although Freddie Mac is permitted to pay down the liquidation preference of the outstanding shares of senior preferred stock to the extent of accrued and unpaid dividends previously added to the liquidation preference and not previously paid down.

▪	Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Additional Information
For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on October 31, 2017 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/m6/p/6hibd6s9. The replay will be available on the company’s Web site at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Media Contact: Lisa Gagnon (703) 903-3385	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-family Guarantee, Multifamily and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

FREDDIE MAC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in millions, except share-related amounts)
Interest income
Mortgage loans	$15,867	$15,848	$14,997
Investments in securities	821	902	976
Other	185	150	74
Total interest income	16,873	16,900	16,047
Interest expense	(13,344)	(13,479)	(12,354)
Expense related to derivatives	(40)	(42)	(47)
Net interest income	3,489	3,379	3,646
Benefit (provision) for credit losses	(716)	422	(113)
Net interest income after benefit (provision) for credit losses	2,773	3,801	3,533
Non-interest income (loss)
Gains (losses) on extinguishment of debt	27	50	(92)
Derivative (losses)	(678)	(1,096)	(36)
Net impairment of available-for-sale securities recognized in earnings	(1)	(3)	(9)
Other gains on investment securities recognized in earnings	723	61	309
Other income	5,403	694	605
Non-interest income (loss)	5,474	(294)	777
Non-interest expense
Salaries and employee benefits	(272)	(266)	(248)
Professional services	(110)	(118)	(129)
Occupancy expense	(17)	(16)	(13)
Other administrative expense	(125)	(113)	(108)
Total administrative expense	(524)	(513)	(498)
Real estate owned operations expense	(35)	(37)	(56)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(339)	(330)	(293)
Other expense	(159)	(126)	(138)
Non-interest expense	(1,057)	(1,006)	(985)
Income before income tax (expense)	7,190	2,501	3,325
Income tax (expense)	(2,519)	(837)	(996)
Net income	4,671	1,664	2,329
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(47)	295	(47)
Changes in unrealized gains related to cash flow hedge relationships	26	27	29
Changes in defined benefit plans	—	—	(1)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(21)	322	(19)
Comprehensive income	$4,650	$1,986	$2,310
Net income	$4,671	$1,664	$2,329
Undistributed net worth sweep and senior preferred stock dividends	(4,650)	(1,986)	(2,310)
Net income (loss) attributable to common stockholders	$21	$(322)	$19
Net income (loss) per common share — basic and diluted	$0.01	$(0.10)	$0.01
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

FREDDIE MAC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2017	December 31, 2016
	(in millions, except share-related amounts)
Assets
Cash and cash equivalents	$8,183	$12,369
Restricted cash and cash equivalents	7,684	9,851
Securities purchased under agreements to resell	47,202	51,548
Investments in securities, at fair value	87,148	111,547
Mortgage loans held-for-sale (includes $18,995 and $16,255 at fair value)	32,042	18,088
Mortgage loans held-for-investment (net of allowance for loan losses of $10,085 and $13,431)	1,812,850	1,784,915
Accrued interest receivable	6,268	6,135
Derivative assets, net	705	747
Deferred tax assets, net	14,576	15,818
Other assets (includes $2,761 and $2,408 at fair value)	13,998	12,358
Total assets	$2,030,656	$2,023,376
Liabilities and equity
Liabilities
Accrued interest payable	$5,990	$6,015
Debt, net (includes $5,808 and $6,010 at fair value)	2,009,578	2,002,004
Derivative liabilities, net	212	795
Other liabilities	9,626	9,487
Total liabilities	2,025,406	2,018,301
Commitments and contingencies
Equity
Senior preferred stock	72,336	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,054,731 shares and 650,046,828 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(78,092)	(77,941)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $726 and $782, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	1,161	915
Cash flow hedge relationships	(399)	(480)
Defined benefit plans	18	21
Total AOCI, net of taxes	780	456
Treasury stock, at cost, 75,809,155 shares and 75,817,058 shares	(3,883)	(3,885)
Total equity	5,250	5,075
Total liabilities and equity	$2,030,656	$2,023,376

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

Freddie Mac
Non-GAAP Reconciliations
$ Millions, Pre-Tax

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income
		3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
1	GAAP Net Interest Income	$3,646	$3,885	$3,795	$3,379	$3,489
	Reclassifications:
2	Guarantee fee income reclassified out of net interest income (1)(2)	(1,935)	(1,970)	(1,741)	(1,840)	(1,921)
3	Accrual of periodic cash settlements reclassified into net interest income (3)	(416)	(434)	(467)	(429)	(398)
4	Other reclassifications (4)	(107)	(326)	(387)	57	(24)
5	Total reclassifications	$(2,458)	$(2,730)	$(2,595)	$(2,212)	$(2,343)
6	Adjusted Net Interest Income	$1,188	$1,155	$1,200	$1,167	$1,146
Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income
		3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
7	GAAP Guarantee Fee Income*	$133	$146	$149	$158	$169
	Reclassifications:
8	Guarantee fee income reclassified from net interest income (1)(2)	1,935	1,970	1,741	1,840	1,921
9	Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (5)	(293)	(307)	(321)	(330)	(339)
10	Total reclassifications	1,642	1,663	1,420	1,510	1,582
11	Adjusted Guarantee Fee Income	$1,775	$1,809	$1,569	$1,668	$1,751
* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.
Note: Columns may not add due to rounding.
For notes on reclassifications, see page 16 of this press release.

Freddie Mac Third Quarter 2017 Financial Results
October 31, 2017

During the first quarter of 2017, the company changed how it calculates certain components of its Segment Earnings for its Capital Markets segment. The purpose of this change is to simplify Segment Earnings results relative to GAAP results in order to better reflect how management evaluates the Capital Markets segment. Prior period results have been revised to conform to the current period presentation. The change to the calculation of net interest income for the Capital Markets segment is also reflected in the company’s calculation of adjusted net interest income.
The change includes:

•
The discontinuation of adjustments which reflected the reclassification of amortization of upfront cash paid and received upon acquisitions and issuances of swaptions and options from derivative gains (losses) to net interest income for the Capital Markets segment.

◦
The discontinuation of the adjustments resulted in an increase to adjusted net interest income of $401 million and $347 million for the three months ended September 30, 2016 and December 31, 2016, respectively, to align with the current presentation. This change did not affect the calculation of adjusted guarantee fee income.

Notes on Significant Reclassifications
(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of all derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.
(5) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.